Exhibit 3.17

DUMPLING ROCK, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

DUMPLING ROCK, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is entered into as of the 24th day of August, 2018 (the “Effective Date”), by BERRY GLOBAL, INC., a Delaware corporation, as the sole member (the “Member”) of Dumpling Rock, LLC (the “Company”), a limited liability company organized pursuant to the provisions of the Massachusetts Limited Liability Company Act, General Laws Chapter 156C, § 1, et. seq., as amended from time to time (the “Act”), and amends and restates the Operating Agreement of the Company dated as of May 27, 2010, as amended by that certain Amendment and Ratification of Operating Agreement dated January 20, 2015 (collectively, the “Existing Agreement”), in its entirety as follows.

RECITALS

WHEREAS, the Member desires to amend and restate the Existing Agreement.

AGREEMENT

NOW, THEREFORE, the Member and the Company agree as follows:

ARTICLE 1

FORMATION

Section 1.1	Name.

The name of the limited liability company heretofore formed and continued hereby is Dumpling Rock, LLC, and all business of the Company shall be conducted under that name or under any other name approved by the Manager (as defined herein), but in any case, only to the extent permitted by applicable law.

Section 1.2	Registered Agent and Office.

The Company’s initial registered agent for service of process and registered office shall be Corporation Service Company (CSC) at 84 State Street, Boston, Massachusetts 02109, Suffolk County. The Manager may, from time to time, pursuant to the relevant provisions of the Act, change the registered agent or office.

Section 1.3	Business Purpose.

The business of the Company shall be to engage in any lawful business or activity permitted by the Act. Subject to the terms of this Agreement, the Company shall have all powers of a limited liability company under the Act, this Agreement and all other law.

Section 1.4	Formation and Term.

The Company was formed by the filing of the Certificate of Organization of the Company with the Secretary of the Commonwealth of Massachusetts on June 2, 2010. The term of the Company shall be perpetual until dissolved in accordance with this Agreement.

Section 1.5	Certificates and Authorized Person.

The Manager is hereby designated an “authorized person” within the meaning of the Act. The Manager shall execute, deliver, and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

ARTICLE 2

MANAGEMENT

Section 2.1	Management.

(a)       The management of the Company shall be vested in one or more Managers. The Manager may, at its discretion, delegate such powers and duties to Officers of the Company as it deems appropriate.

(b)       The Manager shall have authority to conduct all ordinary business, as described in Section 1.3 of this Agreement, on behalf of the Company, and may execute and deliver on behalf of the Company any contract, conveyance, note or similar document; provided, however, that without the consent of the Member, no Manager or Officer shall have the authority to:

(i)	take any act in contravention of this Agreement;

(ii)	confess a judgment against the Company;

(iii)	merge or consolidate the Company with or into any other entity or change or reorganize the Company into any other legal form;

(iv)	file a voluntary petition in bankruptcy or for reorganization or for adoption of an arrangement under any state or federal bankruptcy laws;

(v)	execute or deliver any general assignment for the benefit of creditors of the Company or permit the entry of an order of relief against the Company under any state or federal bankruptcy laws;

(vi)	admit additional Members to the Company; or

(vii)	sell or transfer all, or substantially all, of the assets of the Company.

Section 2.2	Appointment of Manager.

The Member shall set the number of Managers. The initial number of Managers is one (1) and the initial Manager is Berry Global, Inc. The compensation of the Manager, if any, shall be set by the Member.

Section 2.3	Resignation and Removal of Manager.

A Manager shall hold office until such Manager’s successor is appointed by the Member or until such Manager’s earlier resignation, dissolution or removal by the Member. A Manager may resign at any time upon written notice to the Member, and a Manager may be removed with or without cause by the Member.

ARTICLE 3

MEMBER

Section 3.1	Authority of the Member.

The Member hereby continues as the sole member of the Company upon its execution of a counterpart signature page to this Agreement. Except as provided in Section 3.2, the Member shall not, other than in its capacity as a Manager, participate in the management or control of the Company’s business, transact any business for the Company or have the power to act for or bind the Company.

Section 3.2	Rights of the Member.

The Member shall have the following rights:

(a)       the Member may elect to dissolve the Company;

(b)       the Member may consent to any actions specifically requiring its consent or approval pursuant to this Agreement or the Act; and

(c)       the Member may take any other action specifically authorized pursuant to this Agreement.

Section 3.3	Cessation Event.

A Member shall not cease to be a Member upon the occurrence of any one or more of the events provided in Section 39 of the Act.

ARTICLE 4

DISTRIBUTIONS TO THE MEMBER

Section 4.1	Distributions.

The Company may distribute available cash or other property to the Member at such times and in such amounts as determined by the Manager; provided, that upon the dissolution of the Company as provided in Article 10, distributions shall be made in accordance with Section 11.2.

Section 4.2	Limitations Upon Distributions.

No distribution shall be made to the Member if, in the sole discretion of the Manager, (a) the Company would not be able to pay its debts as they become due in the usual course of business; (b) the Company’s total assets would be less than the sum of its total liabilities; or (c) such distribution would otherwise constitute a violation of the Act.

Section 4.3	Interest on and Return of Capital Contributions.

The Member shall not be entitled to interest on its capital contributions or to a return of its capital contributions, except as otherwise specifically provided for in this Agreement.

ARTICLE 5

TITLE TO COMPANY PROPERTY

All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, the Member shall not have an ownership interest in any Company property in its individual name or right, and the Member’s interest in the Company shall be personal property for all purposes.

ARTICLE 6

LIABILITY AND INDEMNIFICATION

Section 6.1	Exculpation.

Except as otherwise provided herein, no Member, Manager or Officer will be liable to the Company or to any Member for any act or failure to act pursuant to this Agreement or otherwise to the maximum extent permitted under the Act or by any other law. No Member, Manager or Officer will be liable to the Company or to any Member for such Member’s, Manager’s or Officer’s good faith reliance on the provisions of this Agreement, the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its other Managers, Members, Officers, employees, or by any other person, as to matters such Member, Manager or Officer reasonably believes are within such person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members may be paid.

Section 6.2	Indemnification.

The Company shall indemnify, defend and hold harmless, each Member, Manager, and Officer and their respective affiliates, and any and all officers, directors, shareholders, members, managers, employees, and agents of any of the foregoing (each, an “Indemnitee”) to the fullest extent permitted under the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Act permitted the Company to provide prior to such amendment), and by any other law, from and against any and all losses, claims, demands, costs, damages, liabilities, joint or several, expense of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company; provided, however that, except as otherwise provided herein, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Manager. Expenses, including attorney fees, incurred by any such Indemnitee in defending a proceeding will, to the extent of available funds, as determined by the Manager, be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking satisfactory to the Manager by or on behalf of such Indemnitee to repay such amount in the event of a final determination that such Indemnitee is not entitled to be indemnified by the Company. Any indemnification provided hereunder will be satisfied solely out of the assets of the Company, as an expense of the Company. Rights under this Section 6.2 are cumulative of the rights under other provisions of this Agreement. Rights under this Section 6.2 will not limit other rights which any person may have at law, by statute or otherwise, including common law rights to subrogation, indemnification, reimbursement or contribution and similar rights under applicable law. Rights of a person under this Section 6.2 will survive any change in the relationship between the Company and such person or its affiliates. A person’s rights under this Section 6.2 will not be limited by any amendment made to this Agreement after the date the person acts or refrains from taking action in reliance on such rights, unless the person otherwise agrees. It is expressly recognized that each person named in this Section 6.2 is a third-party beneficiary of this Agreement and may enforce its rights allowed by this Section 6.2.

ARTICLE 7

OFFICERS

Section 7.1	General Provisions.

The officers of the Company (the “Officers”) may consist of (i) a Chief Executive Officer, (ii) a Chief Financial Officer, (iii) a Secretary, (iv) a Treasurer, (v) one or more Executive Vice Presidents, (vi) one or more Vice Presidents, and (vii) such other Officers as may be elected by the Manager or appointed as provided in this Agreement. Any two or more offices may be held by the same person, and Officers need not be Members or Managers of the Company. Each Officer shall have such functions, authority, power and duties as customarily pertain to such offices of a business corporation or as may be prescribed by the Manager. Specifically, the Chief Executive Officer shall be responsible for the general and active management of the day-to-day business of the Company. The Chief Executive Officer shall have authority to conduct all ordinary business on behalf of the Company, subject to the control of the Manager. Any Officer may execute and deliver on behalf of the Company any contract, conveyance, note or similar document approved by the Manager for his or her signature and those day-to-day documents not expressly requiring approval by the Manager or the Member.

Section 7.2       Salaries.

The salary and other compensation of each Officer, if any, shall be set by the Manager.

Section 7.3       Election and Appointment of Officers.

The Manager may elect Officers of the Company. In addition, the Chief Executive Officer shall have the power to appoint and to delegate the power to appoint such officers as the Chief Executive Officer may deem appropriate. Each Officer shall serve for the term of office for which he or she is elected or appointed and until his or her successor has been elected or appointed and has qualified, or his or her earlier resignation, removal from office, or death.

Section 7.4       Removal of Officer.

Any Officer of the Company may be removed as an Officer, with or without cause, by the Manager. Any Officer of the Company appointed by another Officer may be removed as an Officer, with or without cause, by an Officer.

ARTICLE 8

SEPARATENESS/OPERATIONS MATTERS

The Company shall:

(a)       maintain books and records separate from those of any other person;

(b)       maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(c)       observe all customary organizational and operational formalities;

(d)       hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(e)       prepare separate tax returns, if necessary, and separate financial statements;

(f)       conduct business in its own name; and

(g)       account for its assets and funds separately from those of any other person.

ARTICLE 9

DISPOSITION OF MEMBERSHIP INTEREST AND ADMISSION OF ASSIGNEES

AND ADDITIONAL MEMBERS

Section 9.1       Disposition.

The Member's interest in the Company is transferable either voluntarily or by operation of law. The Member may dispose of all or a portion of the Member's interest. Notwithstanding any provision of the Act to the contrary and at the discretion of the transferring Member, the transferee of the Member’s interest in the Company may be admitted as a Member upon the completion of the transfer without further action. If such transfer results in more than one Member, the provisions of this Agreement shall continue until such time as the Members enter into a new Limited Liability Company Agreement.

Section 9.2       Admission of Additional Members.

The Member may admit additional Members and determine the capital contribution associated therewith, and thereafter, the provisions of this Agreement shall continue until such time as the Members enter into a new Limited Liability Company Agreement.

ARTICLE 10

DISSOLUTION

The Company shall be dissolved only upon election by the Member or in the event of a judicial dissolution as contemplated under Section 43(5) of the Act. Dissolution of the Company shall be effective on the date designated by the Member in the event of dissolution by election of the Member.

ARTICLE 11

WINDING UP

Section 11.1       Winding Up.

Upon dissolution, the Company shall cease carrying on, as distinguished from the winding up of the Company business, but the Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the certificate of termination has been filed by the Secretary of State.

Section 11.2       Liquidation.

Upon the winding up of the Company, the Company property shall be distributed:

(a)       to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of Company liabilities; and

(b)       thereafter, to the Member.

Such distributions shall be in cash, property other than cash, or partly in both, as determined by the Manager.

ARTICLE 12

GENERAL PROVISIONS

Section 12.1       Headings.

The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 12.2       Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts (without regard to conflict of laws principles).

Section 12.3       Severability.

In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

Section 12.4       Waivers.

No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Section 12.5       Agreement; Effect of Inconsistencies with Act.

This Agreement shall govern the existence and organization of the Company, and except to the extent a provision of this Agreement is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule.

Section 12.6       Conflicts with the Act.

If any particular provision herein is construed to be in conflict with the provisions of the Act, the provisions of this Agreement shall control to the fullest extent permitted by applicable law. Any provision found to be invalid or unenforceable shall not affect or invalidate the other provisions hereof, and this Agreement shall be construed in all respects as if such conflicting provision were omitted.

Section 12.7       Amendments.

Except as expressly provided herein, any amendment to this Agreement must be made in writing and approved by the Member.

Section 12.8       Heirs, Successors and Assigns.

The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

Section 12.9       Creditors.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or, except as otherwise provided in Article 6, by any person not a party hereto.

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IN WITNESS WHEREOF, the sole Member has executed this Agreement effective as of the Effective Date.

MEMBER:

Berry Global, Inc.

By:	/s/ Jason K. Greene
Name:	Jason K. Greene
Title:	Executive Vice President, General Counsel and Secretary

Agreement of Manager as of the Effective Date. The undersigned Manager hereby agrees to be the Manager of the Company pursuant to the Amended and Restated Limited Liability Company Agreement and hereby agrees to abide by the provisions of the Amended and Restated Limited Liability Company Agreement and the Act, to the extent applicable, as they relate to the activities of the Manager and the operation of the Company.

MANAGER:

Berry Global, Inc.

By:	/s/ Jason K. Greene
Name:	Jason K. Greene
Title:	Executive Vice President, General Counsel and Secretary

Signature Page	A&R LLC Agreement Dumpling Rock, LLC